EXHIBIT 99.1

Press contact:	Financial contact:
Matt Buckley RSA Security Inc. (781) 515-6212 mbuckley@rsasecurity.com	Jeremiah Sisitsky RSA Security Inc. (781) 515-6065 jsisitsky@rsasecurity.com

For Immediate Release

RSA Security Names Charles Kane Chief Financial Officer

Kane Joins Company’s Senior Management Team;
Brings Over 20 Years of Executive Leadership and Financial Management Experience

Bedford, MA, May 9, 2006 – RSA Security Inc. (Nasdaq: RSAS) today announced the appointment of Charles F. Kane to the position of senior vice president of finance and chief financial officer (CFO). Kane, who joins RSA Security’s senior management team effective May 15th, brings significant financial management and executive leadership experience to the Company. As CFO, Kane will be responsible for the Company’s global financial procedures and will oversee all treasury functions for the Company. Kane will report to Art Coviello, president and chief executive officer at RSA Security.

“Over the past several months, RSA Security has taken decisive and strategic steps which position the Company strongly to continue to lead the market in identity and data protection,” said Coviello. “In addition to ensuring that RSA Security continues to operate with solid financial controls, Charles’ financial acumen and executive leadership experience will bring new and important perspectives to the Company’s senior management team. I am confident that Charles will be instrumental in driving the Company’s strategic plans forward in the most efficient and effective manner possible.”

Kane brings a wealth of experience to RSA Security, including his most recent role as CFO at Aspen Technology, Inc., a publicly-traded software company. Prior to joining AspenTech in July 2003, Kane served as president and chief executive officer at Corechange, Inc., an enterprise software company purchased by Open Text Inc. Kane previously served in executive management roles at Informix Software and Ardent Software; and he held senior financial management positions at Stratus Computer Inc., Prime Computer Inc. and Deloitte and Touche.

Kane holds a Master of Business Administration in International Finance from Babson College, and a Bachelor of Business Administration in Accountancy from the University of Notre Dame. Kane is a certified public accountant, and serves on the boards of directors at Applix and Netezza Corporation. He has also served as an adjunct professor of international finance at several prestigious universities.

Charles Kane stated, “RSA Security is clearly a visionary and leading company in the fast growing identity and data protection market. The company has an established, long-term record of success, and I am excited to join an outstanding management team and help lead the organization to realize its market potential.”

About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity and access management solutions helps businesses to establish who’s who online – and what they can do.

With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve more than 20,000 customers around the globe and interoperate with over 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com.

# # #

RSA and RSA Security are either registered trademarks or trademarks of RSA Security Inc. in the United States and/or other countries. All other products and services mentioned are either registered trademarks or trademarks of their respective companies.